EXHIBIT 5.1





                                November 7, 1997


Colorado Wyoming Reserve Company
1820 South Elena Avenue, Suite 600
Redondo Beach, CA 90277

          Re: Sale of Shares of Common Stock Pursuant to Registration Statement on Form S-8

Ladies and Gentlemen:

     We have acted as counsel to Colorado Wyoming Reserve Company (formerly Mystique Developments, Inc.) (the "Company") in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission. The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the "1933 Act"), of 3,925,000 shares of the Company's common stock, $.01 par value per share (the "Shares"), 1,350,000 of which Shares are offered for resale for the accounts of certain stockholders of the Company. Terms used herein but not defined have the meanings attributed to those terms in the Registration Statement.

     This opinion is delivered pursuant to the requirements of Item 601(b)(5) of Regulation S-B under the 1933 Act.

     In rendering the following opinion, we have examined and relied only upon the documents specifically described below. In our examination, we have assumed the genuineness of all signatures, the authenticity, accuracy and completeness of the documents submitted to us as originals, and the conformity with the original documents of all documents submitted to us as copies.

     We have not undertaken, nor do we intend to undertake, any independent investigation beyond such documents and records, or to verify the adequacy or accuracy of such documents and records.

     The following opinions are limited solely to the applicable provisions of the Business Corporation Act of the State of Wyoming. While we are not licensed to practice in the State



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of Wyoming, we have reviewed applicable provisions of the Business Corporation
Act of Wyoming as we have deemed appropriate in connection with the opinions expressed herein.

     Based upon and subject to the foregoing, we are of the opinion that the shares of the Company's Common Stock registered under the Registration Statement to be issued pursuant to the exercise of stock options and the warrant, subject to the proper execution and delivery of stock certificates evidencing the Shares, when issued and delivered against payment therefor in accordance with the terms of the Director Option Agreements, the Consultant Option Plans, the Equity Incentive Plan and the Warrant, and as set forth in the Registration Statement, will constitute legally issued, fully paid and non-assessable shares of capital stock of the Company.

     We hereby consent to be named in the Registration Statement and Prospectus as the attorneys who will pass upon legal matters in connection with the securities registered thereunder and to the filing of this opinion as an Exhibit to the aforesaid Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules of the Securities and Exchange Commission.

                                Very truly yours,

                                /s/ Davis, Graham & Stubbs LLP
                                ------------------------------------------------
                                DAVIS, GRAHAM & STUBBS LLP